Exhibit 99.2

August 26, 2003

Endocardial Solutions Closes on Sale of Common Stock

MINNEAPOLIS/ST. PAUL — Endocardial Solutions, Inc. (NASDAQ: ECSI) today announced the closing of the sale of 1,558,826 shares of common stock, as previously announced on August 20, 2003, as well as the sale of an additional 173,203 shares of common stock on the same terms.  Upon the closing of the sale of the additional shares, the Company will have sold an aggregate of $7.361 million of common stock, representing 1,732,039 shares, in a private placement to institutional investors through U.S. Bancorp Piper Jaffray, as agent.  The final closing of the sale of the additional shares is expected to occur on Tuesday, August 26, 2003.

About Endocardial Solutions, Inc.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System, which is used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a three-dimensional graphical display of the heart’s electrical activity, and the navigation and localization of conventional diagnostic or therapeutic catheters used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and cleared EnSite NavX used to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and includes a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99.1 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts

Jim Bullock, President and CEO, Endocardial Solutions (651-523-6928)  jbullock@endocardial.com

J. Robert Paulson, CFO, Endocardial Solutions (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, (651) 523-6959  bgutzke@endocardial.com